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                                                                    EXHIBIT 99.2

PRESS RELEASE                  CONTACT:  BILL FOUST                 PAUL ROBERTS
                                         770-569-4203               770-569-4277



           SCHWEITZER-MAUDUIT INTERNATIONAL ANNOUNCES FORTY-FIVE DAY
                EXTENSION TO SUPPLY AGREEMENT WITH PHILIP MORRIS


Alpharetta, GA, March 31, 1998. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that Philip Morris and SWM have agreed to extend the initial term of their fine papers supply agreement from March 31, 2000 to May 15, 2000 in order to extend a March 31, 1998 notice deadline in the agreement for an additional forty-five days, to May 15, 1998.

The extension is intended to allow both parties additional time to complete an agreement on changes to the current supply agreement. The new agreement is expected to cover both the ongoing supply of fine papers and related supply arrangements.

Schweitzer-Mauduit and Philip Morris entered into a strategic supply agreement effective January 1, 1993, for providing fine papers for Philip Morris' U.S. Operations. Per the terms of the agreement, as amended, by March 31, 1998, either party could have served notice to initiate a two year phase-out of the agreement. If neither side served such notice, the agreement would have automatically renewed for another three years.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,550 people worldwide, with operations in the United States, France, Brazil and Canada.